Exhibit 10.60

AMENDMENT NO. 7 TO AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

THIS AMENDMENT NO. 7 TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Amendment”) is made as of March 29, 2006, between The CIT Group/Equipment Financing, Inc. (“Secured Party”) and Resorts International Hotel, Inc. (“Debtor”).

PRELIMINARY STATEMENTS

A. Pursuant to the Amended and Restated Loan and Security Agreement dated as of June 24, 2002 (as amended, and as may be further amended, supplemented or modified from time to time, the “Loan Agreement”), by and between Debtor and Secured Party, Secured Party agreed to make certain Loans to Debtor upon the terms and conditions set forth therein.

B. Debtor and Secured Party desire to make certain amendments to the Loan Agreement, based on the terms and subject to the conditions set forth herein, and to otherwise provide for certain other obligations of the Debtor.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Debtor and Secured Party agree as follows:

1. Capitalized terms used in this Amendment shall have the same meanings given them in the Loan Agreement, unless otherwise defined herein.

2. Section 2.2 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“2.2 Interest Rate. All loans made by Secured Party to Debtor pursuant to this Agreement (the “Loans” and each a “Loan”) shall bear interest at a fluctuating interest rate from time to time per annum equal at all times to the sum of the Applicable Margin plus LIBOR in effect from time to time (the “Interest Rate”), each change in such fluctuating rate to take effect simultaneously with the corresponding change in LIBOR or the Applicable Margin, as the case may be, without notice to Debtor; provided that, subject to Section 9.2(a), if the Secured Party declares one or more Events of Default, then the Loans shall bear interest at a fluctuating interest rate from time to time per annum equal to the sum of (a) two percent (2%) plus (b) the Applicable Margin plus (c) LIBOR in effect from time to time (the “Default Rate”) for the entire period during which any such Event of Default occurs and remains continuing.”

3. The first sentence of Section 7.5 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“From the period beginning on the date hereof through the date on which all principal and interest on all Loans are indefeasibly paid in full, fail to maintain for the Debtor Group on a consolidated basis a Minimum Fixed Charge Coverage (“Minimum Fixed Charge Covenant”) of the following:

Rolling 4 Quarters Ending:	Minimum Fixed Charge Coverage
Inception through 12/31/03	1.00:1.00

03/31/04	1.00:1.00
06/30/04	1.00:1.00
Rolling 4 Quarters Ending:	Minimum Fixed Charge Coverage
09/30/04	1.00:1.00
12/31/04	1.00:1.00
03/31/05	1.00:1.00
06/30/05	1.00:1.00
09/30/05	1.05:1.00
12/31/05	1.00:1.00
03/31/06	0.90:1.00
06/30/06	0.80:1.00
09/30/06	0.80:1.00
12/31/06	0.90:1.00
03/31/07	1.00:1.00
06/30/07	1.00:1.00
09/30/07	1.05:1.00
12/31/07	1.05:1.00
03/31/08	1.10:1.00
06/30/08	1.10:1.00
09/30/08	1.10:1.00
12/31/08	1.10:1.00
03/31/09 and thereafter	1.20:1.00

4. The last bullet point of Section 7.5 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“Capital expenditures of up to $130,000,000 in connection with the Expansion Project shall be excluded.”

5. Section 7.6 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“7.6 Maximum Senior Indebtedness/EBITDA. From the period beginning on the date hereof through the date on which all principal and interest on all Loans are indefeasibly paid in full, fail to maintain a ratio, as determined on a Debtor Group consolidated basis, between Senior Debt and EBITDA (“Senior Debt/EBITDA Maximum Leverage Covenant”) that does not exceed the following:

Rolling 4 Quarters Ending:	Maximum Leverage Ratio
Inception through 12/31/03	6.75:1.00
03/31/04	6.75:1.00
06/30/04	7.75:1.00
09/30/04	6.75:1.00
12/31/04	6.25:1.00
03/31/05	6.50:1.00
06/30/05	5.75:1.00
09/30/05	5.75:1.00
12/31/05	6.50:1.00
03/31/06	7.00:1.00
06/30/06	7.50:1.00

09/30/06	7.00:1.00
12/31/06	7.00:1.00
Rolling 4 Quarters Ending:	Maximum Leverage Ratio
03/31/07	6.50:1.00
06/30/07	6.00:1.00
09/30/07	5.75:1.00
12/31/07	5.75:1.00
03/31/08	5.50:1.00
06/30/08	5.50:1.00
09/30/08	5.50:1.00
12/31/08 and thereafter	5.50:1.00

6. Section 13.1 of the Loan Agreement is hereby amended by adding the following new defined term in its proper alphabetical position:

““Applicable Margin” means, (i) on any date of determination occurring prior to March 30, 2006 an interest rate spread of 3.50%, and , (ii) on any date of determination occurring on or after March 30, 2006 with respect to interest rate spreads, the Applicable Margin set forth in the table below that corresponds to the ratio known as the Senior Debt/EBITDA Maximum Leverage Covenant set forth in the table below on such date of determination:

Senior Debt/EBITDA Maximum Leverage Covenant ratio	Applicable Margin (per annum)
Equal to or greater than 7.75:1.00	5.75%
Less than 7.75:1.00 but equal to or greater than 7.50:1.00	5.50%
Less than 7.50:1.00 but equal to or greater than 7.25:1.00	5.25%
Less than 7.25:1.00 but equal to or greater than 7.00:1.00	5.00%
Less than 7.00:1.00 but equal to or greater than 6.75:1.00	4.75%
Less than 6.75:1.00 but equal to or greater than 6.50:1.00	4.50%
Less than 6.50:1.00 but equal to or greater than 6.25:1.00	4.25%
Less than 6.25:1.00 but equal to or greater than 6.00:1.00	4.00%
Less than 6.00:1.00 but equal to or greater than 5.75:1.00	3.75%
Less than 5.75:1.00 but equal to or greater than 5.50:1.00	3.50%
Less than 5.50:1.00	3.25%

The Applicable Margin shall be adjusted automatically to reflect the Senior Debt/EBITDA Maximum Leverage Covenant in effect at any given time on or after March 30, 2006,, without notice to the Debtor.”

7. On or before April 5, 2006, Debtor shall provide to Secured Party a list of all of the Collateral that is Gaming Equipment, identified to Secured Party’s satisfaction by make, serial number and current location. Secured Party and its representatives intend to conduct within thirty (30) days after the date hereof one or more inspections of all Gaming Equipment and any books and records relating thereto, pursuant to Section 6.8 of the Loan Agreement. As a covenant under the Loan Agreement, Debtor agrees to co-operate fully with Secured Party and its representatives in connection therewith, and pay all Secured Party’s costs and expenses in connection therewith.

8. As a payment covenant under the Loan Agreement, concurrently herewith, Debtor shall make a prepayment of the Loan in the amount of One Million ($1,000,000.00) Dollars (the “Prepayment Sum”), such prepayment to be applied to the remaining scheduled payments of principal and interest under the Loan Agreement in the inverse order of maturity. Such prepayment shall not affect Debtor’s obligation to make its regularly scheduled payment of principal and interest due on April 1, 2006, or any other regularly scheduled payment other than those eliminated by application of the Prepayment Sum in the inverse order of maturity. The parties agree that for purposes of calculation of the Minimum Fixed Charge Coverage ratio as of any measurement date, payment of the Prepayment Sum shall be excluded from the definition of Fixed Charges and thus excluded from the denominator in such calculation.

9. Pursuant to Section 15.7(a) of the Loan Agreement Debtor agrees to pay all the reasonable legal fees and expenses incurred by Secured Party in connection with the negotiation, preparation, execution and delivery of this Amendment (the “Relevant Legal Fees”). Accordingly, upon receipt by Debtor of an invoice for the Relevant Legal Fees from Secured Party’s counsel, Sills Cummis Epstein & Gross P.C., Debtor shall pay the same.

10. In order to induce Secured Party to enter into this Amendment, Debtor hereby represents and warrants that:

(a) No Event of Default has occurred and is continuing or will occur after giving effect to the transactions contemplated by this Amendment.

(b) this Amendment has been duly authorized, executed and delivered by Debtor and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms;

(c) the Loan Agreement and each of the Relevant Documents, after giving effect to this Amendment and the transactions contemplated hereby, continue to be in full force and effect and to constitute the legal, valid and binding obligations of Debtor, enforceable against Debtor in accordance with their respective terms; and

(d) the representations and warranties made by Debtor in or pursuant to the Loan Agreement or any Relevant Document, or which are contained in any certificate, document or financial or other statement furnished at any time under or in connection herewith or therewith, are true and correct in all material respects on and as of the date hereof, as though made on and as of such date.

11. This Amendment shall become effective as of the date hereof assuming receipt by Secured Party of (a) four (4) originals of this Amendment executed by each member of the Debtor Group party hereto and an original of this Amendment executed by Secured Party; (b) such other documents, instruments and certificates as Secured Party may reasonably request, in form and substance reasonably satisfactory to Secured Party; (c) payment of the Relevant Legal Fees, and (d) payment to the Secured Party of an amendment fee equal to the outstanding principal balance of the Loan as at the date hereof multiplied by 0.0050.

12. Debtor hereby confirms that all liens granted on the Collateral shall continue unimpaired and in full force and effect.

13. This Amendment may be executed in several counterparts, each of which, when executed and delivered, shall be deemed an original, and all of which together shall constitute one agreement. Any signature delivered by a party by facsimile transmission or by email in “PDF” or similar format shall be deemed to be an original signature hereto.

14. This Amendment shall be governed by and construed in accordance with the laws of the State of New Jersey without giving effect to principles of conflicts of law. This Amendment shall be binding upon and inure to the benefit of Debtor, Secured Party, and their respective successors and permitted assigns.

15. From and after the effectiveness hereof, all references to the Loan Agreement in the Loan Agreement or in any Relevant Document shall mean the Loan Agreement as amended and modified by this Amendment.

16. Except as amended and otherwise modified by this Amendment, the Loan Agreement and the Relevant Documents shall remain in full force and effect in accordance with their respective terms and are hereby ratified and affirmed by Borrower. Except as expressly provided herein, this Amendment shall not constitute an amendment, waiver, consent or release with respect to any provision of the Loan Agreement or any Relevant Document, a waiver of any Event of Default thereunder, or a waiver or release of any of Secured Party’s rights or remedies (all of which are hereby reserved). Debtor expressly ratifies and confirms the waiver of jury trial and other provisions of Section 15.2 of the Loan Agreement.

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed, all as of the day and year first above written.

Debtor:

Resorts International Hotel, Inc.

By:
Name/Title:

Secured Party:

The CIT Group/Equipment Financing, Inc.

By:
Name/Title:

The undersigned consents to the above amendment and also affirms and agrees that (i) its obligations under the Guaranty and Suretyship Agreement, dated June 24, 2002, for the benefit of Secured Party shall be unimpaired by this Amendment and (ii) such obligations remain unaltered and in full force and effect and are hereby ratified and confirmed.

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be duly executed, all as of the day and year first above written.

Guarantor:

Resorts International Hotel and Casino, Inc.

By:
Name/Title: